Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Future FinTech Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Rule 457(c) and (h)(2)	5,000,000	(1)	$0.22	$1,100,000	0.00015310	$168.41
Fees previously Paid				—		—	—	—	—
	Total Offering Amounts						$1,100,000	0.00015310	$168.41
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$168.41

(1)	Future FinTech Group Inc.(the “Company” or “Registrant”), is registering 5,000,000 shares of Common Stock pursuant to the Future FinTech Group Inc. 2024 Omnibus Equity Plan (the “Plan”). Pursuant to paragraph (a) of Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of stock splits, stock dividends or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	The offering price for these shares is estimated pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of our Common Stock as quoted on the Nasdaq Capital Market on March 6, 2025.